Exhibit 3.12

AMENDMENT NO. 1 TO OPERATING AGREEMENT

THIS AMENDMENT No. 1 to the OPERATING AGREEMENT of Compass Lexecon LLC (f/k/a Lexecon, LLC an prior to that LI Acquisition Company, LLC), a Maryland limited liability company (the “Company”), is made and entered into as of this 26 day of February 2010 this “Amendment”), amending the Operating Agreement of the Company made and entered into as of September 15, 2003, as amended from time to time (the “Operating Agreement”), by FTI Consulting. Inc., a Maryland corporation, the sole member of the Company (the Member”).

RECITALS

WHEREAS, the Company is a limited liability company that was formed under the Maryland Limited Liability Company Act, MD. CORPS. & ASS’NS CODE ANN., § 4A-101,et seq (the “Act”) pursuant to Articles of Organization filed with the Maryland State Department of Assessments and Taxation (“SDAT”). On September 15, 2003; and

WHEREAS, the Company changed its name from LI Acquisition Company, LLC to “Lexecon, LLC” by filing Articles of Amendment to its Articles of Organization pursuant to the Act with SDAT on January 21, 2004; and the Member desires to amend the Operating Agreement to reflect the name change of the Company; and

WHEREAS, the Company did not amend the Operating Agreement to reflect the name change of the Company to “Lexecon, LLC”; and

WHEREAS, the Company changed its name from Lexecon, LLC to “Compass Lexecon” LLC” by filing Articles of Amendment to its Articles of Organization pursuant to the Act with SDAT on April 9, 2008; and

WHEREAS, the Member desires to amend the Operating Agreement to reflect the name change of the company to “Compass Lexecon LLC.,”

PROVISIONS

1.	Amendment to section 1. section 1 of the Operating Agreement is hereby amended and restated in its entirely as follows:

“1. Name. The name of the Company is:

COMPASS LEXECON LLC”

IN WITNESS WHEREOF, the undersigned Sole Member of the Company through its duly authorized officer has executed this Amendment as of the day and year first written above.

MEMBER:

FTI CONSULTING, INC.

By: /s/ Eric B. Miller

Name: Eric B. Miller

Title: Executive Vice President and General Counsel